Exhibit 10.6

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into effectively as of October 18, 2023 (the “Effective Date”), by, between and among Polar Multi-Strategy Master Fund (the “Investor”), Plum Acquisition Corp I., a Cayman Islands exempt company (“SPAC”) and Plum Partners LLC, a Cayman Islands exempted limited liability company (“Sponsor”). Investor, SPAC and Sponsor are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, SPAC is a special purpose acquisition company that closed on its initial public offering on March 18, 2021, with 24 months to complete an initial business combination (a “De-SPAC”);

WHEREAS, SPAC held a Special Meeting during which SPAC’s shareholders voted to approve a proposal to extend the date by which the SPAC must consummate the De-SPAC from March 18, 2023 to March 18, 2024 (the “Extension”);

WHEREAS, the Sponsor currently holds SPAC Class B ordinary shares, par value $0.0001 per share, initially purchased in a private placement prior to SPAC’s initial public offering (the “Founder Shares”)

WHEREAS, as of the date of this Agreement, SPAC has not completed a De-SPAC; and

WHEREAS, Sponsor is seeking to raise up to $340,000 to fund the Extension and to provide working capital to the SPAC.

WHEREAS, pursuant to the terms and conditions of this Agreement, Investor has agreed to fund $340,000 (such amount, as adjusted in accordance with Section 1.3, being the “Investor Capital Contribution”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreement contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows.

ARTICLE I

SUBSCRIPTION AND DE-SPAC PAYMENT

1.1	Capital Calls. From time to time, the SPAC will request funds from the Sponsor for working capital purposes or for the Sponsor to fund an extension payment pursuant to the SPAC’s Memorandum and Articles of Association (each a “Drawdown Request”). On at least five (5) calendar days’ prior written notice (“Capital Notice”), the Sponsor may require a drawdown against the Investor’s Capital Contribution in order to meet the Sponsor’s commitment to the SPAC under a Drawdown Request (each a “Capital Call”) subject to the following conditions:

1.1.1	The Capital Notice to the Investor shall include (i) the total amount requested by the SPAC under the Drawdown Request and (ii) the amount being called from the Investor.

1.1.2	The aggregate amount of the Capital Calls shall not exceed the Investor Capital Contribution.

1.1.3	A Capital Call of up to $200,000 of the Investor Capital Contribution may be called by the Sponsor upon the provision of evidence (satisfactory to the Investor) that the SPAC and/or Sponsor has entered into a letter of intent with Veea, Inc; and

1.1.4	a Capital Call of the remaining balance of the Investor’s Capital Commitment may be called by the Sponsor upon the filing of a registration statement by the SPAC or the surviving entity in relation to the business combination with Veea, Inc.

1.2	Subscription. In consideration of the Capital Call(s) made hereunder, Sponsor will transfer 0.9 share of Class A Common Stock for each dollar the Investor funds pursuant to the Capital Call(s) hereunder (the “Subscription Shares”) to the Investor at the closing of a De-SPAC transaction (the “De-SPAC Closing”). The Subscription Shares shall be subject to the Lock-Up Period as defined in section 5 of the Sponsor Letter Agreement dated March 2, 2023 (the “Letter Agreement”). The Subscription Shares shall not be subject to any additional transfer restrictions or any additional lock- up provisions, earn outs, or other contingencies and shall promptly be registered pursuant to the first registration statement filed by the SPAC or the surviving entity in relation to the business combination, which shall be filed no later than 30 days after the De-SPAC Closing and declared effective no later than 90 days after the De-SPAC Closing. Notwithstanding anything in this Agreement or the Letter Agreement to the contrary, Investor shall be released with respect to the Subscription Shares from any transfer or lock-up restrictions under the Letter Agreement or the Registration Rights Agreement to the same extent as any other holder of Founder Shares are released from such restrictions. Sponsor and SPAC agree to use reasonable best efforts to amend the terms of the Subscription Shares such that they are not subject to any lock-up period.

1.3	Sponsor Commitment Rights. Each member of the Sponsor has the right to contribute any amount requested under each Drawdown Request (“Sponsor Capital Contribution”). For the avoidance of doubt, nothing in this Agreement shall limit the ability of the SPAC or the Sponsor to enter into other agreements with each other or with other parties which shall provide for funding of the SPAC (through the issuance of equity, entry into promissory notes, or otherwise) outside of Drawdown Requests.

1.4	De-SPAC Payment. Any amounts funded by the Sponsor to the SPAC under a Drawdown Request shall not accrue interest and shall be promptly repaid by the SPAC to the Sponsor upon the De- SPAC Closing. Following receipt of such sums from the SPAC, and in any event within 5 business days of the De-SPAC Closing, the Sponsor or SPAC shall pay to the Investor, an amount equal to all Capital Calls funded under this Agreement (the “De-SPAC Payment”). The SPAC and Sponsor are jointly and severally obligated to make the De-SPAC Payment to the Investor. The Investor may elect at the De-SPAC Closing to receive such De-SPAC Payment in cash or shares of Class A Common Stock at a rate of 1 Class A Common Stock for each $10 of the Capital Calls funded under this Agreement. If the SPAC liquidates without consummating a De-SPAC, any amounts remaining in the Sponsor or SPAC’s cash accounts, not including the SPAC’s trust account, will be paid to the Investor within five (5) days of the liquidation.

1.5	Default. In the event that Sponsor or SPAC defaults in its obligations under Section 1.2 or 1.4 of this Agreement and in the event that such default continues for a period of five (5) business days following written notice to the Sponsor and SPAC (the “Default Date”), Sponsor shall immediately transfer to Investor a number of shares of SPAC Common Stock owned by the Sponsor (the “Sponsor Shares”) equal to 32,000 multiplied by a fraction, the numerator of which is the amount funded by the Investor and the denominator of which is $340,000 and a number of private warrants owned by the Sponsor (“SPAC Private Warrants”) equal to 70,183 multiplied by a fraction, the numerator of which is the amount funded by the Investor and the denominator of which is $340,000 on the Default Date and shall transfer an additional 32,000 Sponsor Shares and 70,183 SPAC Private Warrants each month thereafter, until the default is cured; provided however, that in no event will Sponsor transfer any Sponsor Shares or SPAC Common Stock or warrants underlying any SPAC Private Warrants to Investor that would result in Investor (together with any other persons whose beneficial ownership of SPAC’s Common Stock would be aggregated with Investor’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable regulations of the United States Securities and Exchange Commission (the “SEC”), including any “group” of which Investor is a member) beneficially owning more than 19.9% of the outstanding shares of SPAC Common Stock (“Transfer Limit”); provided further than any Sponsor Shares that were not transferred to Investor because the transfer of such shares would have exceeded the Transfer Limit shall be promptly transferred to Investor upon written request from Investor to extent that, at the time of such request, such transfer would no longer exceed the Transfer Limit. Any such Sponsor Shares or SPAC Private Warrants received pursuant to this Section 1.5 shall be added to the registration statement required by Section 1.2 of this Agreement if not then effective and if such registration statement has been declared effective, such Sponsor Shares or SPAC Private Warrants shall be promptly registered, and in any event will be registered within 90 days. In the event that Investor notifies Sponsor and SPAC of any default pursuant to this Section 1.5 Sponsor shall not sell, transfer, or otherwise dispose of any Sponsor Shares or SPAC Private Warrants, other than in accordance with this Section 1.5, until such default is cured.

1.6	Wiring Instructions. Within five (5) calendar days of receiving a Capital Notice, the Investor shall advance the Capital Call amount specified in the Capital Notice to the Sponsor by wire transfer of immediately available funds pursuant to the wiring instructions provided separately in advance to the Investor. For clarity, the aggregate amount of the Capital Calls funded under this Agreement will not exceed the Investor’s Capital Contribution as adjusted under Section 1.3.

1.7	Reimbursement. On the De-SPAC Closing, the Sponsor will pay the Investor an amount equal to the reasonable attorney fees incurred by the Investor in connection with this agreement not to exceed $5,000.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to each other Party as of the date of this Agreement that:

2.1	Authority. Such Party has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the relevant Party, and no further approval or authorization is required on the part of such Party. This Agreement will be valid and binding on each Party and enforceable against such Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.2	Acknowledgement. Each Party acknowledges and agrees that the Subscription Shares, Sponsor Shares, SPAC Private Warrants and shares underlying the SPAC Private Warrants (collectively, the “Subject Securities”) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws and the Investor represents that, as applicable, it (a) is acquiring the Subject Securities pursuant to an exemption from registration under the Securities Act with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Subject Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the investment and related economic terms hereunder and of making an informed investment decision, and has conducted a review of the business and affairs of the SPAC that it considers sufficient and reasonable for purposes of making the transfer, and (d) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act). Each Party acknowledges and agrees that it will not treat this subscription as indebtedness for U.S. tax purposes.

2.3	Trust Waiver. Investor hereby represents and warrants that it has read the final prospectus of the SPAC, dated as of March 15, 2021 and filed with the SEC on March 17, 2021 (the “SPAC Prospectus”),and understands that the SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC’s public stockholders (the “Public Stockholders”), and that, except as otherwise described in the SPAC Prospectus, the SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the SPAC’s initial business combination (as such term is used in the SPAC Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the SPAC fails to consummate a Business Combination within 24 months after the closing of the IPO (as such date may be extended by amendment to the SPAC’s organizational documents), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to the SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of the SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Investor hereby agrees that notwithstanding anything to the contrary contained in this Agreement, Investor does not now and shall not at any time hereafter have, and waives any and all right, title and interest, or any claims of any kind it has or may have in the future as a result of, or arising out of, this Agreement, the transactions contemplated hereby or the Subject Securities, in or to any monies held in the Trust Account (or any distributions therefrom directly or indirectly to Public Stockholders (“Public Distributions”)), and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account or Public Distributions as a result of, or arising out of, this Agreement, the transactions contemplated hereby or the Subject Securities, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. To the extent Investor commences any action or proceeding based upon, in connection with, as a result of or arising out of, this Agreement, the transactions contemplated hereby or the Subject Securities, which proceeding seeks, in whole or in part, monetary relief against the SPAC or its Representatives (as defined below), Investor hereby acknowledges and agrees that Investor’s sole remedy shall be against funds held outside of the Trust Account (other than Public Distributions) and that such claim shall not permit Investor (or any person claiming on its behalf or in lieu of any of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding anything else in this Section 2.3 to the contrary, nothing herein shall (x) serve to limit or prohibit Investor’s right to pursue a claim against the SPAC for legal relief against assets held outside the Trust Account, (y) serve to limit or prohibit any claims that Investor may have in the future against the SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the SPAC (excluding, for the avoidance of doubt, funds released to redeeming stockholders of the SPAC) and any assets that have been purchased or acquired with any such funds), or (z) be deemed to limit Investor’s right, title, interest or claim to the Trust Account by virtue of Investor’s record or beneficial ownership of securities of the SPAC acquired by any means other than pursuant to this Agreement, including to any redemption right with respect to any such securities of the SPAC. For purposes of this Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives.

2.4	Restricted Securities. Investor hereby represents, acknowledges and warrants its representation of, understanding of and confirmation of the following:

●	Investor realizes that, unless subject to an effective registration statement, the Subject Securities cannot readily be sold as they will be restricted securities and therefore the Subject Securities must not be accepted unless Investor has liquid assets sufficient to assure that Investor can provide for current needs and possible personal contingencies;

●	Investor understands that, because SPAC is a “shell company” as contemplated under paragraph (i) of Rule 144, regardless of the amount of time that the Investor holds the Subject Securities, sales of the Subject Securities may only be made under Rule 144 upon the satisfaction of certain conditions, including that SPAC is no longer a ’shell company’ and that SPAC has not been a ’shell company’ for at least the last 12 months-i.e., that no sales of Subject Securities can be made pursuant to Rule 144 until at least 12 months after the De-SPAC; and SPAC has filed with the SEC during the 12 months preceding the sale, all quarterly and annual reports required under the Securities Exchange Act of 1934, as amended;

●	Investor confirms and represents that it is able (i) to bear the economic risk of the Subject Securities, (ii) to hold the Subject Securities for an indefinite period of time, and (iii) to afford a complete loss of the Subject Securities; and

●	Investor understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Subject Securities in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS  (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (11) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, EXISTS.”

ln connection with a transfer, the SPAC shall take all steps necessary in order to remove the legend referenced in the preceding paragraph from the Subscription Shares and Sponsor Shares immediately following the earlier of (a) the effectiveness of a registration statement applicable to the Subscription Shares and Sponsor Shares and (b) any other applicable exception to the restrictions described in the legend occurs.

2.5	Title to Securities. Sponsor agrees that Sponsor is the record and beneficial owner of, and has good and marketable title to, the Subject Securities and will, immediately prior to the transfer of the Subject Securities to Investor, be the record and beneficial owner of the Subject Securities, in each case, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (other than transfer restrictions and other terms and conditions that apply to the Subject Securities generally and applicable securities laws). The Subject Securities to be transferred, when transferred to Investor as provided herein, will be free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (other than transfer restrictions and other terms and conditions that apply to the Founder Shares generally, under the Letter Agreement and applicable securities laws.

ARTICLE III

MISCELLANEOUS

3.1	Severability. ln case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

3.2	Titles and Headings. The titles and section headings in this Agreement are included strictly for convenience purposes.

3.3	No Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

3.4	Term of Obligations. The term of this Agreement shall expire six (6) months after the De-SPAC Closing. However, the obligations set forth herein that are intended to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement, including for the avoidance of doubt, the registration obligations set forth in Section 1.2, the default provision set forth in Section 1.5 and the indemnity obligations set forth in Section 3.13.

3.5	Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, the United States District Court for the District of Delaware (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other Proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

3.6	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TOA TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR 1N CONNECTION W1TH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

3.7	Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless mutually approved in writing.

3.8	Counterparts. This Agreement may be executed in counterparts (delivered by email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

3.9	Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice.

If to investor:

POLAR MULTI-STRATEGY MASTER FUND

c/o Mourant Governance Services (Cayman)
Limited 94 Solaris Avenue Camana
Bay PO Box 1348

Grand Cayman KY 1-1108
Cayman Islands

With a mandatory copy to:

Polar Asset Management Partners Inc. 16
York Street, Suite 2900

Toronto, ON M5J 0E6

Attention: Legal Department, Ravi Bhat/

Jillian Bruce E-mail: legal@polaramp.com /
rbhat@polaramp.com / jbruce@polarnmp.com

If to SPAC or Sponsor: Plum Partners LLC 2021 Fillmore St. #2089 San Francisco, CA Attention: Kanishka Roy, Mike Dinsdale E-mail: kanishka@plumpartners.com; mike@plumpartners.com

3.10	Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

3.11	Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

3.12	Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

3.13	Indemnification. Each of the SPAC and Sponsor agrees to indemnify and hold harmless Investor, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but excluding financial losses to an Indemnified Party relating to the economic terms of this Agreement), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Agreement, the performance by the SPAC and Sponsor of their respective obligations hereunder, the consummation of the transactions contemplated hereby or any pending or threatened claim or any action, suit or proceeding against the SPAC, its Sponsors, or the Investor; provided that neither the SPAC no Sponsor will be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Investor’s material breach of this Agreement or from Investor’s willful misconduct, or gross negligence. In addition (and in addition to any other reimbursement of legal fees contemplated by this Agreement), SPAC and Sponsor shall jointly and severally reimburse any Indemnified Party for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of SPAC or Sponsor. The provisions of this paragraph shall survive the termination of this Agreement.

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The Parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SPAC:
PLUM ACQUISITION CORP I

By:	/s/ Kaniska Roy
Name:	Kanishka Roy
Title:	President & Co-CEO

SPONSOR:
PLUM PARTNERS LLC

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	President & Co-CEO

INVESTOR:
POLAR MULTI-STRATEGY MASTER FUND
by its investment advisor
Polar Asset Management Partners Inc.

By:	/s/ Andrew Ma
Name:	Andrew Ma
Title:	CCO

By:	/s/ Kirstie Moore
Name:	Kirstie Moore
Title:	Legal Counsel